Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Oconee Federal Financial Corp.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Oconee Federal Financial Corp. of our report dated September 8, 2010 related to the financial statements of Oconee Federal Savings and Loan Association at June 30, 2010 and 2009, and for each of the years then ended, included in Oconee Federal Financial Corp.’s Prospectus (File No. 333-169410) filed with the Securities and Exchange Commission on November 22, 2010, pursuant to Rule 424(b)(3) of the Securities Act.

Cherry Bekaert & Holland, L.L.P.

/s/ Cherry Bekaert & Holland, L.L.P.

Greenville, South Carolina
March 24, 2011